UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
SOHO HOUSE & CO INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2024

To Our Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Soho House & Co Inc., which will be held on June 20, 2024 at 11:00 a.m. Eastern Time (4:00 p.m. British Summer Time) virtually via live webcast at www.virtualshareholdermeeting.com/SHCO2024, where you will be able to listen to the meeting live, submit questions and vote online. The attached Notice of the Annual Meeting and proxy statement contains information about matters to be considered at the Annual Meeting and instructions regarding how to attend the Annual Meeting online.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning a proxy card so that your shares are represented. Voting in advance will mean that you are represented at the Annual Meeting regardless of whether or not you join the Annual Meeting.
We look forward to your attendance at the Annual Meeting.
Sincerely,
/s/ Andrew Carnie
Andrew Carnie
Chief Executive Officer

SOHO HOUSE & CO INC.
180 STRAND
LONDON, WC2R 1EA
UNITED KINGDOM
NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2024
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of Soho House & Co Inc., a Delaware corporation, will be held via a live webcast at www.virtualshareholdermeeting.com/SHCO2024 on June 20, 2024, at 11:00 a.m. Eastern Time (4:00 p.m. British Summer Time).
During the Annual Meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:
1.	the election of four Class III directors and three Class I directors named in the proxy statement;
2.	the ratification of the appointment of BDO LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024; and
3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Beginning on or about April 29, 2024, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote your shares and how to attend the Annual Meeting virtually. If you did not receive such Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.
Stockholders of record at the close of business on April 24, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting.
YOUR VOTE IS IMPORTANT.
You may cast your vote by attending the Annual Meeting and voting over the Internet, by telephone, or by completing and mailing a proxy card. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend.
You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 3 of the accompanying Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2024
The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.proxyvote.com.
You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet
Availability of Proxy Materials to access the Company’s materials and vote through www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

/s/ Ben Nwaeke
Ben Nwaeke, Chief Legal Officer and Corporate Secretary
London, United Kingdom—April 29, 2024

SOHO HOUSE & CO INC.

180 Strand
London, WC2R 1EA
United Kingdom
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2024
PROXY STATEMENT

GENERAL INFORMATION
The Board of Directors (the “Board of Directors” or the “Board”) of Soho House & Co Inc., a Delaware corporation (the “Company”), is soliciting proxies for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2024, at 11.00 a.m. Eastern Time (4:00 p.m. British Summer Time) via a live webcast at www.virtualshareholdermeeting.com/SHCO2024, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about April 29, 2024. Electronic copies of this Proxy Statement and the Annual Report for the year ended December 31, 2023 are available at www.proxyvote.com.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
Voting Rights, Quorum and Required Vote
Only holders of record of our common stock at the close of business on April 24, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 54,924,322 shares of Class A common stock outstanding and entitled to vote and 141,500,385 shares of Class B common stock outstanding and entitled to vote. Holders of the Company’s Class A common stock are entitled to one vote for each share held as of the Record Date. Holders of the Company’s Class B common stock are entitled to ten votes for each share held as of the Record Date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business. Your shares are counted as present at the Annual Meeting if you are virtually present and vote at the Annual Meeting or if you have properly submitted a proxy. Abstentions and “broker non-votes” (as explained below) will be counted in determining whether there is a quorum.
For Proposal No. 1—Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the four Class III director nominees and the three Class I director nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

For Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on this proposal at the Annual Meeting, present at the Annual Meeting or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. There will be no broker non-votes with respect to Proposal No. 2 because a broker may exercise its discretion to vote for or against the proposal in the absence of instruction from its clients.
Voting Your Shares
You may vote online during the Annual Meeting, or prior to the Annual Meeting by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. If your shares are held through a bank, broker or other nominee (a “broker”), you should follow the voting instructions provided by your broker. All properly executed and delivered proxies will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, and, in the case of the election of directors, as a vote “for” the election of each of the nominees presented by the Board.
If you will attend the Annual Meeting, you may vote by logging into www.virtualshareholdermeeting.com/SHCO2024 with your 16-Digit Control Number provided on your Notice of Internet Availability of Proxy Materials or proxy card.
Broker Non-Votes
If your shares are held through a broker, you are considered the beneficial owner of those shares. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, only Proposal No. 2 is considered a “routine” proposal.
Information about Attending the Annual Meeting
Stockholders are entitled to attend the Annual Meeting virtually. Stockholders attending virtually will be able to submit questions and comments and vote online during the meeting. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting during the Annual Meeting, please call the technical support number indicated on the virtual meeting website.
Stockholders who choose to attend on a virtual basis may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHCO2024, where stockholders may vote and submit questions during the Annual Meeting. Please have your 16-Digit Control Number, provided on your Notice of Internet Availability or Proxy Card, to join the Annual Meeting.
Only holders of our common stock at the close of business on the Record Date will be permitted to ask questions during the Annual Meeting. If you wish to submit a question, on the day of the Annual Meeting, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/SHCO2024 and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many stockholders as possible, we limit each stockholder to one question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. More information on submitting questions at the Annual Meeting will be posted on the virtual meeting website.
In accordance with Delaware law, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at 180 Strand, London, WC2R 1EA. Please contact Ben Nwaeke, the Corporate Secretary at shareholderlist@sohohouseco.com for an appointment to inspect the list. Stockholders will also be able to access the list of registered holders at the Annual Meeting electronically through the virtual meeting website.

Expenses of Solicitation
The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Revocability of Proxies
Any person submitting a proxy has the power to revoke such proxy prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a written notice delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. Eastern Time on June 19, 2024, by a subsequent proxy card that is signed by the person who signed the earlier proxy and is delivered to the Company by June 19, 2024, or by attendance at the Annual Meeting and voting online. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly for further instructions.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a broker, you should contact the nominee concerning householding procedures.
Electronic Delivery of Proxy Materials to Stockholders
Beginning on or about April 29, 2024, we distributed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com.
Certain Defined Terms
As used in this Proxy Statement, unless the context otherwise requires:
•	“IPO” refers to the Company’s initial public offering, which closed on July 19, 2021.
•
“Voting Group” refers collectively to our founder, Mr. Nick Jones, one of our directors, Mr. Richard Caring, and certain affiliates of The Yucaipa Companies, LLC (“Yucaipa”), and its founder and our executive chairman and a director, Ron Burkle (and, in each case, certain affiliates and family members), acting together as a group pursuant to the provisions of a Stockholders’ Agreement between us and each member of the Voting Group, so long as the Voting Group owns a requisite percentage of our total outstanding common stock.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our Board of Directors is presently comprised of fifteen (15) directors, who are divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms. The term of our Class III directors will expire at the Annual Meeting. Class I directors will stand for re-election at the 2025 annual meeting of stockholders and Class II directors will stand for re-election at the 2026 annual meeting of stockholders.
One Class III member of our Board of Directors, Mr. Bippy Siegal, will not stand for reelection at the Annual Meeting. As a result, the size of our Board of Directors will be reduced from fifteen (15) to fourteen (14) directors effective as of immediately prior to the closing of the polls at the Annual Meeting. Three directors currently serving in Class III will stand for election at the Annual Meeting for the remining term as Class I directors. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Class III directors standing for election at the Annual Meeting are Mr. Joe Hage, Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani, Mr. Andrew Sasson and Mr. Eric Deardorff. Current Class III directors standing for election for the remaining term as Class I directors are Ms. Alice Delahunt, Ms. Dasha Zhukova and Ms. Nicole Avant.
All nominees currently serve on our Board of Directors and have consented to be named in this proxy statement. Each of the nominees for election is currently a director of the Company. If any of the nominees is unable to serve or for good cause will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the present Board. In such situation and in any other situation in which a nominee will not serve, the present Board may also (i) reduce the size of the Board or (ii) maintain the size of the Board and the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy or vote for just the remaining nominee or nominees, leaving a vacancy or vacancies that may be filled at a later date by the Board.
Information Regarding Nominees and Continuing Directors
The following table sets forth information with respect to our directors, including the seven nominees for election at the Annual Meeting:
Name	Age	Director Since	Board Committees
Class III Directors— Nominees for Election at the Annual Meeting
Mr. Joe Hage	61	2020	Compensation; Nominating and Corporate Governance (Chair)
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	41	2021	Culture; Nominating and Corporate Governance
Mr. Andrew Sasson..	54	2023
Mr. Eric Deardorff	60	2024	Audit (Chair)
Ms. Alice Delahunt (Standing for Election as a Class I Director)	37	2021	Audit; Innovation, Digital and Content
Ms. Dasha Zhukova (Standing for Election as a Class I Director)	42	2021	Culture
Ms. Nicole Avant (Standing for Election as a Class I Director)	56	2021	Audit; Culture

Class I Directors— Term Expiring at the 2025 Annual Meeting
Mr. Ron Burkle	71	2012	Compensation
Mr. Nick Jones	60	1995
Mr. Andrew Carnie	50	2020	Innovation, Digital and Content
Mr. Richard Caring	75	2008

Name	Age	Director Since	Board Committees
Class II Directors— Term Expiring at the 2026 Annual Meeting
Mr. Mark Ein.	59	2018
Mr. Yusef D. Jackson	53	2021	Compensation (Chair)
Mr. Ben Schwerin	44	2021	Nominating and Corporate Governance; Innovation, Digital and Content
Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Nominees for Election as Class III Directors
Mr. Joe Hage has served as the managing partner of Joseph Hage Aaronson, a law firm, since March 2013. Prior to becoming a barrister, Joe qualified as a chartered accountant with PricewaterhouseCoopers. Joe is the founder of HENI Group, an international art services business working with leading artists and estates across publishing, printmaking, digital, film and art research and analysis. Joe graduated from University of York, England with a BA in philosophy and went on to do postgraduate research in Philosophy at the University of Cambridge. Joe has been a member of the Soho House Board since April 2020. We believe Joe is qualified to serve as a member of our Board due to his management experience, as well as his expertise in legal matters.
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani has been a member of the Soho House Board since August 2020. Since April 2010, Her Excellency Sheikha Al Mayassa has served as the Chairperson of the Doha Film Institute, and as the Chairperson of Reach Out To Asia since 2005. Her Excellency Sheikha Al Mayassa holds an Executive MBA from HEC Paris in Qatar, a Master’s degree in Human Rights from University College London and a bachelor’s degree from Duke University. Her Excellency Sheikha Al Mayassa currently serves as Chairperson on the Board of Trustees of the Qatar Museums Authority. We believe Her Excellency Sheikha Al Mayassa is qualified to serve as a member of our Board due to her strategic and operational experience.
Mr. Andrew Sasson has been working in the lifestyle hospitality field for over 35 years. He has built, developed and operated over 60 restaurants, nightclubs, bars and hotels in Europe and North America. Since 2015 he has been Co-Founder of Clique Hospitality, which operates over 24 restaurant venues in California and Las Vegas. He also currently consults for gaming hospitality companies in Las Vegas. Andrew is standing for election by the Company’s stockholders for the first time at the Annual Meeting, and was originally identified as a candidate to join the Board of Directors by a stockholder. We believe Andrew is qualified to serve as a member of our Board due to his experience in the hospitality industry.
Mr. Eric Deardorff has served as an advisor to early stage companies since 2017. Eric has more than 35 years of financial and overall leadership experience encompassing a wide range of industries, company sizes, and geographies, including having served as Chief Executive Officer at Garrard, Nicole Farhi, BLK DNM and Wolsey, and as Chief Financial Officer at Waterworks. Eric’s financial expertise is both broad and deep, starting at Ernst & Young and Boston Consulting Group and encompassing roles as big-4 external auditor, FP&A, CFO, Treasurer, CEO, M&A, and post-merger integration. He has worked extensively with external auditors, corporate boards, rating agencies, bankers, private equity firms, investors, and ERP providers. Eric earned his MBA from Stanford and has been a CPA since 1986. Eric is standing for election by the Company’s stockholders for the first time at the Annual Meeting, and was originally identified as a candidate to join the Board of Directors by a stockholder. We believe Eric is qualified to serve as a member of our Board due to his experience in multiple industries, including the finance industry.
Nominees for Election as a Class I Directors
Ms. Alice Delahunt is the founder and CEO of SYKY, a next generation platform for the future of luxury fashion, a role she has held since April 2022. She previously served as Chief Digital & Content Officer at Ralph Lauren, a global leader in the design, marketing, and retail of premium lifestyle products, from 2018 until March 2022. As Chief Digital Officer, she oversaw all facets of the Digital experience including Digital

Commerce, Digital Marketing, User Experience Design and Product streams. As Chief Content Officer, Alice led the teams responsible for Ralph Lauren’s global advertising campaigns and content teams. Prior to Ralph Lauren, Alice worked at Burberry, a British luxury fashion company, from 2011 to 2018, serving in a variety of roles, including as Director of Digital Marketing and Innovation. Alice graduated from Trinity College Dublin with a BA in Marketing and Politics. Today, she sits on the Board of the Business School at Trinity College. We believe Alice is qualified to serve as a member of our Board due to her experience in digital transformation.
Ms. Dasha Zhukova has been working in residential rental development since 2017 and incorporated RAY LLC, an architectural design firm, in 2019 where she is the owner and managing member. Dasha founded the Garage Museum of Contemporary Art in 2008 and Garage Magazine in 2011. Dasha graduated from the University of California, Santa Barbara with degrees in Slavic Studies and Literature. She holds a MA in Art History from NYU Gallatin. Dasha currently serves on the Board of Trustees of the Los Angeles County Museum of Art and the Metropolitan Museum of Art. We believe Dasha is qualified to serve as a member of our Board due to her leadership and production experience.
Ms. Nicole Avant is the former United States Ambassador to The Commonwealth of The Bahamas, serving from 2009-2011. Before that, she served as Vice President of Interior Music Publishing. Nicole graduated from California State University, Northridge with a degree in Communications, is currently a critically acclaimed film producer and serves on the Board of Trustees at the Los Angeles County Museum of Art and as Board Chair Emeritus for A Sense of Home. We believe Nicole is qualified to serve as a member of our Board due to her extensive leadership experience.
Continuing Directors—Class I Directors
Mr. Ron Burkle has been a member of the Soho House Board and the executive chairman since 2012. He founded The Yucaipa Companies, an investment firm, in 1986 and is widely recognized as one of the most successful investors in the hospitality, retail, distribution, automotive, technology, entertainment, and sports sectors. He is a controlling stockholder of a number of businesses and a trustee of some key philanthropic organizations. Ron has served as chairman or a director on the boards of numerous other companies including Americold, Golden State Foods, Dominick’s, Fred Meyer, Ralphs and Food4Less. We believe Ron is qualified to serve as a member of our Board due to his deep experience, including in the finance and hospitality industries.
Mr. Nick Jones is the founder of Soho House and has been a member of the Soho House Board since its inception. He opened Café Boheme on Old Compton Street in 1992 in London’s Soho, and went on to open the first Soho House, Greek Street, in the space above in 1995. Nick served as the Chief Executive officer of Soho House from 1995 until November 2022. Nick has overseen every step of the growth of Soho House. He was awarded an MBE in the Queen’s 2017 New Year’s Honours List. We believe Nick Jones is qualified to serve as a member of our Board as a long term founder of the business, and due to his deep experience across all areas of the business including his membership and hospitality experience.
Mr. Andrew Carnie has served as the Chief Executive Officer of Soho House since November 2022. Previously serving as President since September 2020, he held the position of Chief Commercial Officer of Soho House from June 2019 to September 2020. From November 2013 to April 2019, Andrew worked in various positions at Anthropologie Group, a retail apparel and accessories company, including as President from April 2018 to April 2019. We believe Andrew is qualified to serve as a member of our Board due to his experience in the retail and consumer industries.
Mr. Richard Caring has been a member of the Soho House Board since 2008. After starting out as one of the first fashion manufacturers to supply UK and US retailers from Hong Kong and China, he now holds diverse business interests in restaurants, hotels, private members’ clubs and property, including as owner of the Caprice Group, a restaurant holding company, since 2005. He currently serves as chairman of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group. We believe Richard is qualified to serve as a member of our Board due to his deep experience in the finance and hospitality industries.
Continuing Directors—Class II Directors
Mr. Mark Ein is currently the founder, chairman and chief executive officer of Capitol Investment Corp and Leland Investment Co., private equity and family office firms, positions he has held respectively since November 2007 and November 2005. Earlier in his career, Mark worked for The Carlyle Group, Brentwood

Associates, and Goldman, Sachs & Co. Mark has a BS in economics from the University of Pennsylvania and a MBA from Harvard Business School. Mark currently serves as Chairman of the Boards of Lindblad Expeditions Holdings, Inc. and of Kastle Systems, and is on the board of Custom Truck One Source. He has leadership roles and is deeply involved in a wide range of civic and philanthropic organizations including the Washington Commanders NFL team and MDE Sports, which he wholly owns, includes the Mubadala Citi DC Open tennis tournament, the Washington Justice esports team in the Overwatch League and the Washington City Paper, a storied newspaper founded in 1981. Mark has been a member of the Soho House Board since August 2018. We believe Mark is qualified to serve as a member of our Board due to his experience in the finance industry.
Mr. Yusef D. Jackson has been a private investor, attorney, entrepreneur, and corporate advisor since 1998. Yusef has more than 25 years of leadership experience with a diverse range of industries including beverage distribution, media, and technology with companies including Chicago-based River North Sales & Service, Florida’s Progressive Distribution, Radar Magazine and Radar Online, and others. He serves on the advisory board of Aventiv Technologies in support of their efforts to address equity in prison telecom pricing. He maintains a close connection with the fight for dignity, civil rights, and economic justice for disenfranchised people through his work with the Rainbow Push Coalition and Jackson Legacy Foundation. In addition, Yusef serves as Director on the Board of the Children’s Choir of Chicago, and is a member of the Board of Trustees for the Virginia Athletics Foundation. We believe Yusef is qualified to serve as a member of our Board due to his leadership and strategic qualifications and experience in the finance and consumer sectors.
Mr. Ben Schwerin is a General Partner at Coatue Ventures, an investment management firm, a role he has held since April 2023. He previously served as Senior Vice President, Content & Partnerships at Snap, Inc., a camera and social media company, from January 2015 until March 2023. Ben holds a BA from Cornell in Psychology. We believe Ben is qualified to serve as a member of our Board due to his experience in the technology industry.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

CORPORATE GOVERNANCE
Controlled Company
We are a “controlled company” under the rules of the New York Stock Exchange (“NYSE”) because more than 50% of the combined voting power of our common stock is held by the Voting Group. Additionally, pursuant to the Stockholders’ Agreement, the Voting Group, of which Yucaipa forms a part, owns 141,500,385 shares of Class B common stock representing approximately 96.4% of the combined voting power of our common stock outstanding and will agree to vote with the other members of the Voting Group in favor of the election of directors nominated by members of the Voting Group pursuant to the terms of the Stockholders’ Agreement. So long as the Voting Group owns a requisite percentage of shares of our total outstanding common stock and the Stockholders’ Agreement remains in effect, the Voting Group and individual members thereof will have the ability to nominate certain individuals to be included in the nominees recommended by our Board for election and to elect such individuals to our Board. Once the Voting Group owns less than 15% of the shares of our total outstanding common stock, all remaining shares of Class B common stock will automatically convert on a one-for-one basis into shares of Class A common stock, however the Voting Group will continue to be entitled to certain board nomination rights for so long as it continues to own at least 9% of the shares of our total outstanding common stock; provided, however, that in the event at any time either Mr. Caring or Mr. Jones (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.
We intend to rely upon the “controlled company” exception relating to the Board and committee independence requirements under the listing rules of the NYSE. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our Board consist of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee. Each member of our Audit Committee is independent.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement, Yucaipa will agree to vote with the other members of the Voting Group in favor of the election of directors nominated by members of the Voting Group pursuant to the terms of the Stockholders’ Agreement. So long as the Voting Group owns a requisite percentage of shares of our total outstanding common stock and the Stockholders’ Agreement remains in effect, the Voting Group and individual members thereof will have the ability to nominate certain individuals to be included in the nominees recommended by our Board for election and to elect such individuals to our Board. Once the Voting Group owns less than 15% of the shares our total outstanding common stock, all remaining shares of Class B common stock will automatically convert on a one-for-one basis into shares of Class A common stock, however the Voting Group will continue to be entitled to certain board nomination rights for so long as it continues to own at least 9% of the shares of our total outstanding common stock; provided, however, that in the event at any time either Mr. Caring or Mr. Jones (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.
For purposes of the Stockholders’ Agreement, the Voting Group, which as of the Record Date collectively hold 96.4% of the combined voting power of the Company, is entitled to designate nine directors as its nominees. The Voting Group may only designate an individual or individuals to the extent its designee(s) is up for election at an annual meeting.
Composition of our Board of Directors
In accordance with our amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board of Directors
Ron Burkle serves as the Chairman of our Board of Directors. The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe this arrangement, at this time, allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our bylaws and corporate governance guidelines, which do not require that our Chairman and Chief Executive Officer positions be separate, allow our Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors.
Director Independence
To qualify as “independent” under NYSE listing standards and the rules and regulations of the SEC, a director must meet objective criteria set forth in NYSE listing standards, and the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The NYSE independence criteria include that the director must not be our employee and must not have engaged in various types of business dealings with us. The Board will review all direct and indirect business relationships between each director (including his or her immediate family) and us, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The Board has determined that each of Mssrs. Deardorff, Ein, Hage, Jackson, Sasson and Schwerin and Msses. Avant, Delahunt, Zhukova and Her Excellency Hamad Al-Thani are independent under the rules of the SEC and the NYSE.
Evaluations of the Board of Directors
The Board of Directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the Nominating and Corporate Governance Committee. The Board of Directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee thereof or of the directors.
Meetings of the Board of Directors
Our Board of Directors has held 6 meetings during the year ended December 31, 2023. During such year, each continuing director (other than Mr. Caring) attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and each committee of which he or she was a member during the time such director served. Each director is also encouraged and expected to attend the Company’s Annual Meeting.
Committees of the Board of Directors
Our Board of Directors has established five standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Innovation, Digital and Content Committee and Culture Committee. The first three committees operate pursuant to written charters that have been approved by our Board of Directors. A copy of the current charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is available on our website at www.sohohouseco.com by selecting the “Governance” link and then the “Governance Documents” link. The Audit Committee met 4 times in fiscal year 2023, the Compensation Committee met 3 times in fiscal year 2023 and the Nominating and Corporate Governance Committee met 3 times in fiscal year 2023.

Committee Composition

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Innovation, Digital & Content Committee	Culture Committee
Ronald "Ron" Burkle		Member			
Nicole Avant ☆	Member				Member
Andrew Carnie				Member	
Alice Delahunt ☆	Member			Member	
Joe Hage ☆		Member	Chair		
Yusef D. Jackson ☆		Chair			
Ben Schwerin ☆			Member	Member	
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani ☆			Member		Member
Dasha Zhukova ☆					Member
Eric Deardorff ☆ $	Chair				

☆ Independent Director $ Financial Expert Committee Member Committee Chair

Audit Committee
Our Board of Directors has an Audit Committee and our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:
•	the integrity of the company’s consolidated financial statements and financial and accounting processes;
•	compliance with the audit, internal accounting and internal controls requirements by the company and its subsidiaries;
•	the independent auditor’s qualifications, independence and performance;
•
the performance of the internal accounting and financial controls of the company and its subsidiaries (including monitoring and reporting by subsidiaries) and the function of the internal audit departments of the company and its subsidiaries;

•	the company’s legal and regulatory compliance and ethical standards; and
•
procedures to receive, retain and treat complaints regarding accounts; internal accounting controls or auditing matters and to receive confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of the NYSE. Our Board of Directors has determined that Mr. Deardorff is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the rules of the SEC and the NYSE, members of the

Audit Committee must also meet heightened independence standards. Our Board of Directors has determined that each of Mr. Deardorff and Msses. Avant and Delahunt are independent under these heightened Audit Committee independence standards. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.
Compensation Committee
Our Board of Directors has a Compensation Committee and our Board of Directors has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions are generally to:
•	review and approve annually corporate goals and objectives, including financial and other performance targets, relevant to chief executive officer and executive officer compensation;
•
review and approve annually corporate goals and objectives, including financial and other performance targets, relevant to compensation paid to the other executive officers and key employees of the company and its subsidiaries;

•
review, approve and, when necessary, make recommendations to the Board regarding the company’s compensation plans, including with respect to incentive compensation plans and share-based plans, policies and programs;

•
review and administer the company’s share incentive plans and any other share-based plan and any incentive-based plan of the company and its subsidiaries, including approving grants and/or awards of restricted stock, stock options and other forms of equity-based compensation under any such plans to executive officers;

•
review and approve, for the chief executive officer and other executive officers of the company, when and if appropriate, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;

•	prepare the Compensation Committee report required to be included in an annual report or proxy statement, as required by applicable SEC and NYSE rules;
•	review periodically the company’s compensation plans, policies and programs to assess whether such policies encourage excessive or inappropriate risk-taking or earnings manipulation;
•
review the results of any advisory stockholder votes on executive compensation and consider whether to recommend adjustments to the company’s executive compensation policies and practices as a result of such vote; and

•	monitor compliance with stock ownership guidelines for the chief executive officer and other executive officers of the company.
The majority of the members of our Compensation Committee has been determined to be independent under the applicable rules and regulations of the NYSE, after considering the additional factors relevant to the independence of Compensation Committee members under the applicable standards of the SEC and the NYSE, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.
Nominating and Corporate Governance Committee
Our Board of Directors has a Nominating and Corporate Governance Committee and our Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which provides that the purposes of the Nominating and Corporate Governance Committee are to:
•
identify, evaluate and recommend individuals qualified to become members of Board or the boards of directors of material operating subsidiaries of the company (each, a “Subsidiary Board”), consistent with criteria approved by our Board or Subsidiary Boards, as applicable;

•
select, or recommend that our Board or any Subsidiary Board select, the director nominees to stand for election at each annual general meeting of stockholders of the company or any subsidiary or to fill vacancies on our Board or any Subsidiary Board, as applicable;

•	develop and recommend to our Board a set of corporate governance guidelines applicable to the company and its subsidiaries; and
•	oversee the annual performance evaluation of our Board and the Subsidiary Boards and each of their respective committees and management.
All members of our Nominating and Corporate Governance Committee have been determined to be independent under the applicable rules and regulations of the NYSE. The Nominating and Corporate Governance Committee also recommends directors eligible to serve on all committees of our Board and committees of the Subsidiary Boards, as applicable. The Nominating and Corporate Governance Committee also reviews and evaluates all stockholder director nominees.
Board Membership Criteria
The Board and the Nominating and Corporate Governance Committee will determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board and the Nominating and Corporate Governance Committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates, the Board and the Nominating and Corporate Governance Committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Board and the Nominating and Corporate Governance Committee review candidates for director nomination in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Board and the Nominating and Corporate Governance Committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board and the Nominating and Corporate Governance Committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board and the Nominating and Corporate Governance Committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.
Innovation, Digital and Content Committee
Designed to continue our ambition to pioneer new and creative experiences and content across its membership brands, the Innovation, Digital and Content Committee benefits from the appointed directors’ leadership and expertise in digital communication to improve members experience and engagement with digital and mobile app-based platforms.
Culture Committee
In recognition of our relentless focus to remain relevant and representative of the communities it operates in now and in the future, the Culture Committee helps reflect and champion local hospitality, entertainment, art and design, history and culture across all aspects of our operations, authentically and sensitively. The committee also challenges our commitments and progress in maintaining an inclusive and positive employee culture, specifically the diversity and inclusion goals across its group of companies.
Stockholders’ Agreement
Concurrently with the IPO, the members of the Voting Group entered into a Stockholders’ Agreement pursuant to which the Voting Group agreed to vote together as a group so long as the Voting Group owns a requisite percentage of our total outstanding share of common stock.

Pursuant to the Stockholders’ Agreement, the Voting Group and certain members thereof are entitled to designate a number of individuals to be included in the nominees recommended by our Board for election to our Board, so long as the Voting Group owns a requisite percentage of our total outstanding shares of common stock. The Voting Group and its members are entitled to designate individuals for nomination for election to our Board as follows:
•
so long as the Voting Group owns at least 35% of our total outstanding shares of common stock, it is entitled to designate nine directors for nomination, of which Yucaipa shall have the right to designate seven directors for nominations, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

•
so long as the Voting Group owns less than 35% but at least 15% of our total outstanding shares of common stock, it is entitled to designate six directors for nomination, of which Yucaipa shall have the right to designate four directors for nominations, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

•
so long as the Voting Group owns less than 15% but at least 9% of the shares of our total outstanding shares of common stock, it is entitled to designate three directors for nomination of which Yucaipa shall have the right to designate one director for nomination, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination; and

•
in the event that the Voting Group owns less than 9% of our total outstanding shares of common stock, neither the Voting Group nor any members (subject to the following paragraph) is entitled to designate any individuals for nomination for election to the Board;

provided, however, that in the event at any time Mr. Caring or Mr. Jones (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.
Separately, in each case where any individual member owns more than 5% of the total number of our outstanding shares of common stock at any time after the Voting Group owns less than 9% of our total outstanding shares of common stock, each such member is entitled to nominate one director for election. However, the other Voting Group members shall have no obligation to vote in favor of any such nomination.
The members of the Voting Group have agreed in the Stockholders’ Agreement to vote their shares of the common stock in favor of the directors nominated as set forth above.
Once the Voting Group owns less than 15% of our total outstanding shares of common stock, all remaining shares of Class B common stock will convert on a one-for-one basis into shares of Class A common stock.
Compensation Committee Interlocks and Insider Participation
Except for Ron Burkle, none of the members of the Compensation Committee who presently serve, or in the past year have served, on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships with us which would require disclosure under the SEC rules relating to certain relationships and related person transactions. For more information concerning a related person transaction, please see below under “Certain Relationships and Related Person Transactions.”
Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with environmental, social and governance matters and diversity, equity and inclusion, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk taking. In addition, our Audit Committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions. For information about our cybersecurity risk management and oversight, see “Item 1C. Cyber Security” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Corporate Governance Guidelines
The Board of Directors has adopted our Corporate Governance Guidelines Policy which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines Policy is available on our website at www.sohohouseco.com by selecting the “Governance” tab and then the “Governance Documents” link.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Our code of ethics is available on our principal corporate website at www.sohohouseco.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this proxy statement.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors, consultants and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without the prior consent of the Company.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our Board of Directors or any individual director may send written communications to our Board of Directors or such director c/o Corporate Secretary, Soho House & Co Inc., 180 Strand, London, WC2R 1EA. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board of Directors, based on the subject matter. Communications that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded.
Delinquent Section 16(a) Reports
Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the Section 16(a) reports filed electronically with the SEC, and written representations from our directors and executive officers that no other reports were required, all reports filed by or on behalf of our directors and executive officers and any persons holding more than ten percent of our common stock were filed on a timely basis under Section 16(a), other than an inadvertent late Form 4 reporting one transaction in June 2022 by Richard A. Caring and an inadvertent late Form 4 reporting one transaction in September 2023 by Yusef D. Jackson, each one of our directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We have established a written related party transaction policy that provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest with certain exceptions. Covered persons include any director, executive officer, director nominee, stockholders known to us to beneficially own 5% or more of our voting securities or any affiliates and immediate family members of the foregoing. Any such related party transactions shall require advance approval by a majority of our independent directors or by our Audit Committee.
The related party transactions described below reflect all transactions, since January 2, 2023, or any currently proposed transaction, in which we are or will be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. All of the transactions described below have all been approved pursuant to the Company’s existing related party transaction policy.
Transactions with Our Owners and Directors
Through Soho Works 875 Washington, LLC, we are a party to a property lease agreement dated April 19, 2019, for 875 Washington Street, New York with 875 Washington Street Owner, LLC, an affiliate of Raycliff Capital, LLC controlled by a member of our Board of Directors. The handover of five floors of the leased property occurred on a floor-by-floor basis resulting in multiple lease commencement dates in 2019 and 2020. The various lease contracts run for a term of 15 years until March 31, 2036, with further options to extend. The total operating lease right-of-use asset and liability associated with this property were $35 million and $54 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $6 million during the fiscal year ended December 31, 2023.
Through Soho Works (LA), LLC, we are a party to a property lease arrangement with The Yucaipa Companies LLC for 9100-9110 West Sunset Boulevard, Los Angeles, California. This lease runs for a term of 25 years until March 31, 2040. The operating right-of-use asset and liability associated with this lease are $13 million and $21 million as of December 31, 2023, respectively. Rent expense associated with this lease totaled $2 million during the fiscal year ended December 31, 2023.
Through Soho-Ludlow Tenant LLC, we are a party to a property lease agreement dated May 3, 2019 for 137 Ludlow Street, New York with 137 Ludlow Gardens, LLC, an affiliate of The Yucaipa Companies LLC. This lease runs for a term of 27 years until May 31, 2046, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $8 million and $15 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $2 million during the fiscal year ended December 31, 2023.
Through Little House West Hollywood, LLC, we are a party to a property lease agreement dated February 19, 2021 for 8465 Hollywood Drive, West Hollywood, California with GHWHI, LLC, an affiliate The Yucaipa Companies LLC. This lease commenced on October 16, 2021. This lease runs for a term of 25 years (15-year base lease term, including two 5-year renewal options). The operating lease right-of-use asset and liability associated with this lease were $64 million and $68 million, respectively, as of December 31, 2023. The receivable recognized by Soho House was $1 million for the fiscal year ended December 31, 2023. The rent expense associated with this lease was $6 million during the fiscal year ended December 31, 2023.
Through SH Acquireco Tel Aviv Ltd, we are a party to a property sub-sublease agreement dated July 1, 2019 for 27 Yefet Street, Tel Aviv, Israel with Raycliff Jaffa, LLC, an affiliate of Raycliff Capital, LLC, controlled by a member of our Board of Directors and a holder of our Class A common stock. This lease commenced on June 1, 2021. This lease runs for a term of 19 years until December 15, 2039. The operating lease right-of-use asset and liability associated with this lease were $22 million and $22 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $3 million during the fiscal year ended December 31, 2023.
Through LVPS, LLC, we are a party to a property lease agreement dated March 16, 2022 for the Le Vallauris restaurant, 385 West Tahquitz Canyon Way, Palm Springs, California with GHPSI, LLC, an affiliate of The Yucaipa Companies LLC. This lease runs for a term of 15 years until March 16, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $6 million and $7 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $1 million during the fiscal year ended December 31, 2023.

Through SHSO, LLC, we are party to a property lease agreement dated June 16, 2022 for a property located at 900 Campagna Lane, Kenwood, California with Kenwood Ranch, LLC, an affiliate of The Yucaipa Companies LLC. This lease runs for a term of 15 years, with options to extend for two additional five-year terms. The lease term, and rent payments under the lease, have not yet commenced as the property is not yet operational. This has led to a receivable balance of less than $1 million for the fiscal year ended December 31, 2023.
Through SHARH, LLC, we are party to a property lease agreement dated June 16, 2022 for a property located at 27984 Highway 189, Lake Arrowhead, California with RLAHI, LLC, an affiliate of The Yucaipa Companies LLC. This lease runs for a term of 15 years, with options to extend for two additional five-year terms. The lease term, and rent payments under the lease, have not yet commenced as the property is not yet operational. This has led to a receivable balance of less than $1 million for the fiscal year ended December 31, 2023.
Through LVPS, LLC, we are a party to a property lease agreement dated June 16, 2022 for the Willows Historic Palm Springs Inn, 412 West Tahquitz Canyon Way, Palm Springs, California with GHPSI, LLC, an affiliate of The Yucaipa Companies LLC. This lease commenced on September 15, 2022. This lease runs for a term of 15 years until September 14, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $14 million and $14 million, respectively, as of December 31, 2023. The receivable due to Soho House associated with this lease was $1 million in the fiscal year ended December 31, 2023. The rent expense associated with this lease was $2 million during the fiscal year ended December 31, 2023.
Through Soho House Stockholm AB, we are a party to a property lease agreement dated June 16, 2022 for Majorsgatan 5, Stockholm, Sweden with Majorsbolaget AB, an affiliate of The Yucaipa Companies LLC, until October 2023 when ownership was transferred to a third party. This lease runs for a term of 15 years. The operating lease right-of-use asset and liability associated with this lease were $29 million and $30 million, respectively, as of December 31, 2023. The receivable associated with this lease was $3 million during the fiscal year ended December 31, 2023. The accrued income balance associated with this lease was $nil million for the fiscal year ended December 31, 2023. The rent expense associated with this lease was $3 million during the fiscal year ended December 31, 2023.
Through Ned-Soho House, LLP, we recognized management fees, development fees and cost reimbursements from The Ned London totaling a receivable of $3 million and a payable of $2 million for the fiscal year ended December 31, 2023. Ned-Soho House, LLP also recognized a receivable relating to retail related revenue from Soho House brands for $2 million for the fiscal year ended December 31, 2023 and a payable for less than $1 million for the fiscal year ended December 31, 2023. The accrued revenue balance for Ned-Soho House LLP associated with the fees was $7 million for the fiscal year ended December 31, 2023. The revenue recognized from the management fees, development fees and cost reimbursements was $4 million during the fiscal year ended December 31, 2023. The revenue recognized from the retail related services was less than $1 million during the fiscal year ended December 31, 2023.
The Company recognized management fee income from an affiliate of The Yucaipa Companies LLC related to the operations of The Ned New York, which opened in June 2022, leading to a receivable of $4 million for the fiscal year ended December 31, 2023. The fees totaled $2 million during the fiscal year ended December 31, 2023. The Company recognized management fees and cost reimbursements from affiliates of the Company related to the operations of The Ned Doha, which opened in November 2022, leading to a receivable balance totaling $2 million for the fiscal year ended December 31, 2023 and an accrued revenue balance of $1 million for the fiscal year ended December 31, 2023. The fees totaled $1 million during the fiscal year ended December 31, 2023.
The Company recognized management fees under our hotel management contracts for the operation of The LINE and Saguaro hotels from the owners of such properties, including certain affiliates of The Yucaipa Companies LLC. These fees lead to a receivable of $6 million for the fiscal year ended December 31, 2023. The fees also lead to an accrued revenue balance of $2 million for the fiscal year ended December 31, 2023. The fees, recorded under Other Revenue, amounted to $8 million during the fiscal year ended December 31, 2023.
The Company recognized management fees under our studio, hotel and restaurant management contracts for the operation of Redchurch Street studio space, hotel and Cecconi's from an affiliate of Raycliff Capital, LLC which is controlled by a member of the SHCO board of directors. These fees amounted to less than $1 million during the fiscal year ended December 31, 2023.

Fees from the provision of Soho House Design services were recognized from affiliates of the Company led to a receivable totaling $1 million for the fiscal year ended December 31, 2023. The fees received from affiliates totaled $1 million during the fiscal year ended December 31, 2023. Costs incurred on behalf of affiliates of the Company in connection to the provision of Soho House Design services totaled less than $1 million during the fiscal year ended December 31, 2023.
In September 2023, the Company repurchased 2,000,000 shares of its Class A common stock from its Founder and director Nick Jones in a privately negotiated transaction for $12 million. These shares are held by the Company as treasury shares.

EXECUTIVE AND DIRECTOR COMPENSATION
The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
Overview
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our culture and long-term success. The Compensation Committee of our Board of Directors (the “Committee”) is responsible for setting the compensation of our executive officers. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices.
This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer, our Chief Financial Officer, and our founder. We refer to these individuals as our “named executive officers.” For fiscal 2023, our named executive officers were:
•	Andrew Carnie, Chief Executive Officer;
•	Thomas Allen, Chief Financial Officer; and
•	Nick Jones, Founder.
2023 Compensation Of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. Please see the “Salary” column in the 2023 Summary Compensation Table for the base salary amounts received by each named executive officer in fiscal 2023.
Bonus Scheme
Historically, we have provided our senior leadership team with short-term incentive compensation through a discretionary bonus scheme. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our bonus scheme provides cash incentive awards based on a qualitative assessment of performance, with the employment agreements for Mr. Carnie and Mr. Jones providing for a target bonus opportunity equal to 100% of base salary and a maximum bonus opportunity equal to 200% of base salary. For Mr. Allen, the target bonus opportunity is equal to 100% of base salary. With respect to fiscal 2023, Mr. Carnie received a discretionary bonus equal to his target opportunity under his employment agreement. Please see the “Bonus” column in the Fiscal Year 2023 Summary Compensation Table for the amount of discretionary bonuses paid to Mr. Carnie for fiscal 2023.
Equity Awards
In August 2023, we granted to Mr. Allen restricted stock units with respect to 290,697 shares of our Class A Common Stock, which vests in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Allen’s continued employment through each such vesting date. We did not grant any new equity awards to Messrs. Carnie or Jones in fiscal 2023.
Please see the “Stock Awards” column in the Fiscal Year 2023 Summary Compensation Table for the grant date fair value of the restricted stock units granted to Mr. Allen in fiscal 2023 and the “2023 Outstanding Equity Awards at Fiscal Year-End” for a summary of equity awards held by the named executive officers as of December 31, 2023.

Fiscal Year 2023 Summary Compensation Table
The following table shows information regarding the compensation of our named executive officers for services performed in fiscal 2023 and fiscal 2022.
The amounts reported in the table in respect of the stock awards are valued in accordance with SEC disclosure rules based on the grant date fair value and do not reflect the actual economic value that may be realized by our named executive officers, which will vary depending on the performance of our Class A common stock and whether the underlying vesting conditions are satisfied.
Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Andrew Carnie Chief Executive Officer	2023	2,302,957	2,302,957	—	—	—	3,826	4,609,740
	2022	1,588,904	—	—	—	—	2,126,433(6)	3,715,337
Thomas Allen Chief Financial Officer	2023	1,000,000	—	1,982,554	—	—	17,061	2,999,615
	2022	475,384	519,231	915,989	—	—	4,270	1,914,874
Nick Jones Founder	2023	2,489,683	—	—	—	—	23,169	2,512,852
	2022	2,468,200	—	—	—	—	23,763	2,491,963
(1)	Amounts reported in this table are converted from British pounds, where applicable, to U.S. dollars based on the average exchange rate for fiscal 2023 and 2022, as applicable.
(2)	Amounts reported in this column represent the base salary earned during the indicated fiscal year by each of the named executive officers.
(3)
Amounts in this column for fiscal 2023 represent a discretionary bonus paid to Mr. Carnie with respect to fiscal 2023 performance. Mr. Allen’s fiscal 2022 amount represents a guaranteed bonus paid to him pursuant to his employment agreement, which was paid in recognition of compensation from his prior employer that he forfeited when he joined the Company and pro-rated based on his period of service during fiscal 2022.

(4)
Amounts reported in this column for fiscal 2022 and 2023 represent the aggregate grant date fair value of the restricted stock units awarded to Mr. Allen in fiscal 2022 and 2023, respectively, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), calculated based on the closing share price of a share of common stock as of the grant date and the number of shares subject to the award. These amounts are valued in accordance with SEC disclosure rules based on grant date fair value and do not reflect the actual economic value that may be realized by the named executive officer, which will vary depending on the performance of our Class A common stock and whether the underlying vesting conditions are satisfied.

(5)
Amounts reported in this column for fiscal 2023 for Mr. Carnie consist of medical premiums and retirement contributions, while the amount reported for Mr. Jones relates to the cost of providing Company car services as well as medical premiums. The amount for fiscal 2023 for Mr. Allen consists of Company paid premiums to an executive health plan and tax preparation services.

(6)	Amount includes a one-time discretionary cash payment of US$2,122,652 to Mr. Carnie to reimburse for taxes with respect to Mr. Carnie’s 2020 Growth Share incentive award.
2023 Outstanding Equity Awards at Fiscal Year-End
	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Andrew Carnie	803,689(2)	5,722,266
Thomas Allen	107,700(3)	766,824
	290,697(4)	2,069,763
Nick Jones	—	—
(1)	The market value of shares or units of stock that have not vested reflects a stock price of $7.12, our closing stock price on December 29, 2023, the last trading day in fiscal 2023.
(2)	These restricted stock units vested or will vest 25% on each of July 19, 2022, 2023, 2024 and 2025, subject to the named executive officer’s continued employment through each applicable vesting date.
(3)
These restricted stock units vested or will vest in three equal installments on each of August 31, 2023, 2024 and 2025, subject to the named executive officer’s continued employment through each applicable vesting date.

(4)
These restricted stock units will vest in three equal installments on each of August 23, 2024, 2025 and 2026, subject to the named executive officer’s continued employment through each applicable vesting date.

Employment Agreements
Nick Jones
Soho House UK Limited (“Soho UK”) entered into a revised employment agreement with Mr. Jones, the Company’s founder and one of our principal stockholders in May 2023. The terms of Mr. Jones’ current employment agreement provide for the employment of Mr. Jones as Founder at a base salary of £2,000,000 per year, and payment into a personal pension of a sum not exceeding 5% of Mr. Jones’ annual base salary. In addition, pursuant to the employment agreement, Mr. Jones is entitled to participate in a bonus scheme with an annual bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. The employment agreement is for a fixed term, expiring in May 2028. No later than six months prior to the scheduled end of the term, the parties will discuss whether to extend the term by up to five years.
Andrew Carnie
Soho UK entered into an employment agreement with Mr. Carnie in July 2021. The terms of Mr. Carnie’s employment agreement provide for the employment of Mr. Carnie at a base salary of £1,100,000 per year (which has been subsequently increased to £1,850,000) and provides for participation in the Company’s bonus scheme with an annual bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary and participation in the Company’s enhanced pension scheme. Under the terms of Mr. Carnie’s existing employment agreement, his employment may be terminated upon six months’ written notice from either Soho UK or Mr. Carnie, with Soho UK having the election to place Mr. Carnie on garden leave.
Thomas Allen
Soho House Beach House LLC (“Soho Beach”) entered into an employment agreement with Mr. Allen in connection with his appointment as Chief Financial Officer in June 2022. The terms of Mr. Allen’s employment agreement provide for the employment of Mr. Allen at a base salary of US$800,000 per year (which has been subsequently increased to US$1,000,000) and provide that Mr. Allen will be eligible for a discretionary annual bonus with a target amount equal to 100% of his base salary, with 60% of his bonus initially to be based on the financial performance of the Company and 40% on Mr. Allen’s achievement of individual objectives. Under the terms of Mr. Allen’s employment agreement, his employment may be terminated by Mr. Allen upon six months’ written notice to Soho Beach or by Soho Beach at any time.
Mr. Allen’s employment agreement also provides that Mr. Allen will be entitled to an annual restricted stock unit award with a value of at least US$1,000,000, provided that he remains an employee of Soho Beach on August 31 of the applicable fiscal year.
In the event that Mr. Allen’s employment is terminated by Soho Beach without “cause” or by Mr. Allen for “good reason” (each as defined in Mr. Allen’s employment agreement), then, subject to his execution and non-revocation of a separation agreement and continued compliance with certain restrictive covenants, Mr. Allen will be entitled to receive: (i) a lump sum payment equal to (A) if such termination occurs after June 23, 2023 but on or before June 23, 2024, nine months of Mr. Allen’s base salary, or (B) if such termination occurs after June 23, 2024, twelve months of Mr. Allen’s base salary, plus an additional month of base salary for each additional full year of employment, up to a maximum of 18 months of base salary; (ii) a pro-rated bonus for the year in which the termination occurs, based on actual performance; and (iii) continued health insurance coverage at Soho Beach’s expense for up to 12 months following termination. In addition, any unvested restricted stock units held by Mr. Allen will immediately vest (or, upon mutual agreement, will revert to the Company in exchange for a cash payment in an amount equal to the value of such unvested restricted stock units). In the event of a “change of control” (as defined in the Company’s 2021 Equity and Incentive Plan) following which Mr. Allen’s employment is terminated by the Company without cause or by Mr. Allen for good reason, any unvested stock options and unvested restricted stock units held by Mr. Allen will immediately vest.
Pension Plan
Employees, including each of our named executive officers other than Mr. Allen, participate in a statutory pension scheme, which provides for Company contributions based on a percentage of base salary. Participants are always vested in their contributions to the plan. Under the terms of the pension scheme, participants receive benefits following the attainment of a statutory retirement age. No amounts have been set aside or accrued by the Company to provide pension, retirement or similar benefits.

Clawback Policy
During fiscal year 2023, the Company adopted a Dodd-Frank Clawback Policy to comply with SEC and NYSE listing rules. Under that policy, the Company is required in certain situations to recoup incentive compensation paid or payable to certain current or former executive officers of the Company, including the named executive officers, in the event of certain accounting restatements.
Director Compensation
Our non-employee director compensation program includes an annual amount of $100,000 payable in cash and an annual stock award with a target value of $110,000 (increased from $100,000 in 2022), with such award scheduled to vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service with the Company through such date. In addition, members of our board committees receive an additional retainer of $25,000 per board committee, with the Audit Committee chair receiving an additional retainer of $50,000. From time to time, additional fees may be paid to our non-employee directors for additional services rendered to the Board. In 2023, Ms. Delahunt, Mr. Hage and Mr. Jackson received additional fees of $25,000 per month for such additional services. Directors may also receive goods and services in kind in the form of rooms and food and beverages from our Houses from time to time. None of Messrs. Burkle, Caring, Jones or Carnie receive additional compensation for their service on the Board or any committee thereof.
The following table set forth the compensation for each of our non-employee directors in fiscal 2023. The awards below were made in accordance with the above compensation amounts. As noted above, our non-employee directors are eligible to receive an annual stock award with a target value of $110,000. For services rendered in 2023, the annual stock award to our non-employee directors was granted on January 16, 2024. In accordance with SEC disclosure rules, even though such grant represented the 2023 annual stock award, it is required to be excluded from the table below and will be reflected as 2024 compensation in the 2024 Director Compensation Table.
Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)(2)
Nicole Avant	150,000	—	150,000
Alice Delahunt	175,000	—	175,000
Mark Ein	150,000	—	150,000
Joe Hage	175,000	—	175,000
Yusef D. Jackson	175,000	—	175,000
Andrew Sasson(3)	15,110	—	15,110
Ben Schwerin	131,250	—	131,250
Bippy Siegal	118,750	—	118,750
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	150,000	—	150,000
Dasha Zhukova	125,000	—	125,000
(1)
As noted above, the 2023 annual stock award was made on January 16, 2024 and, in accordance with SEC disclosure rules, it is excluded from this table as 2023 compensation and will be reflected as 2024 compensation in the 2024 Director Compensation Table. On January 16, 2024, each of our non-employee directors received a restricted stock unit with respect to 16,468 shares, representing their 2023 annual stock award, and with a grant date fair value of $108,689. As of December 31, 2023, our non-employee directors had equity awards outstanding with respect to the following number of shares: Ms. Avant—restricted stock units, 6,666; Ms. Delahunt—restricted stock units, 6,666; Mr. Ein—restricted stock units, 6,666; Mr. Hage—restricted stock units, 6,666; Mr. Jackson—restricted stock units, 6,666; Mr. Schwerin—restricted stock units, 6,666; Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani—restricted stock units, 6,666; and Ms. Zhukova—restricted stock units, 6,666. Neither Mr. Sasson nor Mr. Siegal held any restricted stock units or other outstanding equity awards with respect to the Company as of December 31, 2023.

(2)
As noted in footnote 1 to this table, on January 16, 2024, our non-employee directors received their 2023 annual stock award. In accordance with SEC disclosure rules, the grant date fair value associated with such award has been excluded from this table and will be reported as 2024 compensation. If this amount had been included, the total for each of our non-employee directors would have been increased by $108,689.

(3)	Mr. Sasson was appointed as a director effective November 7, 2023.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and restricted stock units granted to our employees, consultants, and directors, as well as the number of shares of Class A common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2023.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	8,826,299(2)	$5.94(3)	3,812,339(4)
Equity compensation plans not approved by security holders	—	—	—
Total	8,826,299	$5.94	3,812,339
(1)	Excludes restricted stock units.
(2)
Includes 2,327,384 restricted stock units that were outstanding on December 31, 2023 under the Company’s 2021 Equity and Incentive Plan. Restricted stock unit awards may be settled only for shares of Class A common stock on a one-for-one basis.

(3)	Only option awards were used in computing the weighted-average exercise price.
(4)
This amount represents shares of Class A common stock available for issuance under the Company’s 2021 Equity and Incentive Plan. Awards available for grant under the Company’s 2021 Equity and Incentive Plan include nonqualified stock options, stock appreciation rights and restricted stock units or performance awards. The number of shares of our common stock reserved for issuance under our 2021 Equity and Incentive Plan will, subject to approval by our Board of Directors, increase on the first day of each calendar year, beginning with the calendar year ended December 31, 2022, and continuing until (and including) the calendar year ended December 31, 2031, with such annual increase equal to the lesser of (i) 5% of the number of shares of Class A common stock issued and outstanding on the last day of the immediately prior fiscal year and (ii) an amount determined by our Board of Directors.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of BDO LLP, or BDO, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 29, 2024. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our Board of Directors is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO for the fiscal year ending December 29, 2024. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.
BDO has audited our financial statements since 2008. Representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees billed for various professional services rendered by BDO:
	Year Ended January 1, 2023	Year Ended January 2, 2022
Audit fees	$4,347,267	$3,144,156
Audit-related fees	$5,100	$—
Tax fees	$—	$—
All other fees	9,300	$43,302
Total fees	$4,361,667	$3,187,458
Audit fees above are professional services associated with the audit of our financial statements.
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by our Board of Directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit, permitted non-audit and tax services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Committee at its next scheduled meeting.
All of the services described above were approved by the Audit Committee.

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO LLP.
Audit Committee Report
The Audit Committee oversees our independent registered public accounting firm and assists our Board of Directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2023 with management and BDO LLP our independent registered public accounting firm;
•	discussed with BDO LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•	received the written disclosures and the letter from BDO LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and
•	discussed the independence of BDO LLP with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Submitted by the Audit Committee of our Board of Directors:
Mark Ein*
Nicole Avant
Alice Delahunt
*
Mark Ein served as the Chairperson of the Audit Committee throughout the fiscal year ended December 31, 2023. As of April 24, 2024, Eric Deardorff was appointed as a director and as Chairperson of the Audit Committee. At that point, Mr. Ein no longer served on the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT4
The following table sets forth information relating to the beneficial ownership of our shares of Class A common stock and our shares of Class B common stock as of the Record Date (unless otherwise noted) by (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or our shares of Class B common stock (including any securities convertible or exchangeable within 60 days into shares of Class A common stock or shares of Class B common stock, as applicable), (2) each of our named executive officers, (3) each of our directors and director nominees and (4) all of our current executive officers and directors as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Holders of our shares of Class B common stock are entitled to convert their shares of Class B common stock on a one-for-one basis for shares of Class A common stock at any time at the option of the holder. Accordingly, for the purposes of this table each holder of shares of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock (in addition to any other shares of Class A common stock beneficially owned by such holder), which is reflected in the tables below under the columns “Number of Shares” and “Percent” for the shares of Class A common stock.
The percentage of shares beneficially owned is computed on the basis of 54,924,322 shares of our Class A common stock outstanding and 141,500,385 shares of our Class B common stock outstanding, each as of April 24, 2024. Shares of our common stock that a person has the right to acquire within 60 days of April 24, 2024, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of Class A common stock and shares of Class B common stock, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Soho House & Co Inc., 515 W. 20th Street, New York, New York 10011, (212) 627-9800.
Name of beneficial owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Class B Common Stock Beneficially Owned	Percentage of Total Voting Power
>5% Stockholders
The Voting Group(1)	143,348,715	73.0%	141,500,385	100%	96.4%
Affiliates of Goldman Sachs(2)	15,737,960	28.7%	—	—	1.1%
Pelham Capital Ltd(3)	3,946,010	7.2%	—	—	*
Lansdowne Partners (UK) LLP(4)	2,619,141	4.8%	—	—	*
Directors, Director Nominees and Named Executive Officers
Andrew Carnie	679,639	1.2%	—	—	*
Thomas Allen	31,137	*	—	—	*
Nick Jones(1)	10,042,171	5.1%	8,767,615	6.2%	6.1%
Ron Burkle(1)	91,794,440	46.7%	91,594,440	64.7%	62.3%
Nicole Avant	32,845	*	—	—	*
Richard Caring(1)(5)	41,512,104	21.1%	41,138,330	29.1%	28.0%
Eric Deardorff	—	*	—	—	*
Alice Delahunt	32,845	*	—	—	*
Mark Ein	614,781	1.1%	—	—	*
Joe Hage	32,845	*	—	—	*

Name of beneficial owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Class B Common Stock Beneficially Owned	Percentage of Total Voting Power
Yusef D. Jackson	53,845	*	—	—	*
Andrew Sasson	—	*	—	—	*
Ben Schwerin	32,845	*	—	—	*
Bippy Siegal(6)	798,295	1.5%	—	—	*
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	32,845	*	—	—	*
Dasha Zhukova	32,845	*	—	—	*
All Directors, Director Nominees and Executive Officers as a group (16 persons)(7)	145,723,482	74.2%	141,500,385	100%	96.6%
(1)	Based on a Schedule 13G filed by the below reporting persons on February 9, 2024, reporting ownership as of December 31, 2023.
	Reporting Person	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power
i.	Nick Jones	10,042,171	—
ii.	Richard Caring	41,512,104	—
iii.	Ron Burkle	200,000	91,594,440
iv.	Yucaipa American Alliance (Parallel) Fund II, L.P. (“Parallel Fund”)	—	30,897,218
v.	Yucaipa American Alliance Fund II, L.P. (“Fund II”)	—	46,899,423
vi.	Yucaipa American Alliance Fund III, L.P. (“Fund III”)	—	1,123,325
vii.	Yucaipa Soho Works, Inc. (“Soho Fund” and, together with Parallel Fund, Fund III and Fund II, the “Yucaipa Funds”)	—	353,763
viii.	Global Joint Venture Investment Partners LP (“Global JV”)	—	10,871,215
ix.	OA3, LLC (“OA3”)	—	1,449,496
Mr. Jones is the founder of the Company and serves as a director on the Board. Mr. Caring also serves as a director on Board. Mr. Burkle serves as Executive Chairman and a director of the Board. In addition, Mr. Burkle is the controlling partner of an affiliate of the Yucaipa Funds, of Global JV and of OA3 and, as such, may be deemed to have voting and dispositive control of the shares of Class A common stock held by each of the Yucaipa Funds, Global JV and OA3. Mr. Burkle disclaims beneficial ownership over these securities, except to the extent of his pecuniary interest therein.
Each of Mr. Jones, Mr. Caring, Parallel Fund and Fund II is a party to a Stockholders’ Agreement with the Company pursuant to which he/it agreed, on behalf of himself/itself and certain of his/its affiliates and family members (which includes each of the reporting persons), to vote together as a group with respect to certain matters concerning the Company (the Voting Group), so long as the Voting Group owns a requisite percentage of the Company’s total outstanding common stock. The members of the Voting Group, in the aggregate, hold all of the Company’s issued and outstanding Class B common stock, as well as 1,848,330 shares of Class A common stock. Each share of Class B common stock is entitled to ten votes per share. As a result, when voting together as a group, the Voting Group controls over 90% of the combined voting power of the Company and is able to control any action requiring Company stockholder approval. Each member of the Voting Group disclaims voting and dispositive power over the shares of Class A common stock and Class B common stock held by the other members of the Voting Group.
The address of Mr. Burkle, the Yucaipa Funds, Global JV and OA3 is c/o The Yucaipa Companies, 9130 W. Sunset Blvd., Los Angeles, CA 90069.
(2)
Based on a Schedule 13D filed by the below reporting persons on March 28, 2023, reporting ownership as of March 24, 2023. All of these entities reported no sole voting or dispositive power over shares of common stock.

	Reporting Person	Shared Voting and Dispositive Power
i.	The Goldman Sachs Group, Inc. (“GS Group”)	15,737,960
ii.	Goldman Sachs & Co. LLC (“Goldman Sachs”)	15,737,960
iii.	West Street Strategic Solutions Fund I, L.P. (“West Street Fund I”)	5,682,004
iv.	West Street Strategic Solutions Fund I-(C), L.P. (“West Street Fund I-(C)”)	558,307
v.	WSSS Investments W, LLC (“WSSS Fund W”)	6,994,784
vi.	WSSS Investments X, LLC (“WSSS Fund X”)	263,420
vii.	WSSS Investments I, LLC (“WSSS Fund I”)	296,103
viii.	WSSS Investments U, LLC ( “WSSS Fund U”)	316,507

	Reporting Person	Shared Voting and Dispositive Power
ix.	Broad Street Principal Investments, L.L.C. (“BSPI”)	1,140,310
x.	West Street CT Private Credit Partnership, L.P. ( “West Street CT PCP,” and together with West Street Fund I, West Street Fund I-(C), WSSS Fund W, WSSS Fund X, WSSS Fund I and WSSS Fund U, the “GS Funds”)	275,184
The GS Funds are investment vehicles managed by, or affiliates of, Goldman Sachs. Each of the above reporting persons (other than BSPI and the GS Funds, solely with respect to the shares of Class A common stock that they directly hold) expressly disclaims beneficial ownership of the shares. The address of each of reporting person is 200 West Street, New York, NY 10282.
(3)
Based on a Schedule 13G filed by Pelham Capital Ltd. (“Pelham”) and Ross Turner on January 18, 2024, reporting ownership as of December 31, 2023. Pelham and Mr. Turner reported sole voting and dispositive power over 3,946,010 shares of Class A common stock. Mr. Turner may be deemed to exercise voting and dispositive power over shares held by affiliates of Pelham. The address of Pelham is Smithson Plaza, 14th Floor, 25 James’s Street, London SW1A 1HA United Kingdom.

(4)
Based on a Schedule 13G filed by Lansdowne Partners (UK) LLP (“Lansdowne Partners”) on February 13, 2024, reporting ownership as of December 31, 2023. Lansdowne Partners reported shared voting and dispositive power over 2,619,141 shares of Class A common stock. The address of Lansdowne Partners is 15 Davies Street, London, England, W1K 3AG.

(5)
Includes 41,138,330 shares of Class A common stock underlying an identical number of shares of Class B common stock held by Mr. Caring. All of Mr. Caring’s shares are pledged to a financial institution.

(6)	Represents shares of Class A common stock owned by Raycliff Capital LLC and affiliates of which Mr. Siegal disclaims beneficial ownership.
(7)	Includes 141,500,385 shares of Class A common stock underlying an identical number of shares of Class B common stock held by our current directors and executive officers as a group.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations
Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2025 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Soho House & Co Inc., 180 Strand, London, WC2R 1EA, United Kingdom, no later than December 30, 2024, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 20, 2025 and not later than March 22, 2025 and must otherwise comply with the requirements set forth in our amended and restated bylaws.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025.
Other Matters
We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return a proxy card, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.
Where You Can Find More Information
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our website, www.sohohouseco.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. We will provide, without charge, on the written request of any stockholder, a copy of our 2023 Annual Report on Form 10-K. Stockholders should direct such requests to Ben Nwaeke, the Company’s Secretary at Soho House & Co Inc., 180 Strand, London, WC2R 1EA.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ben Nwaeke

Ben Nwaeke, Chief Legal Officer and Corporate Secretary
Date: April 29, 2024

SCAN TO
VIEW MATERIALS & VOTE

SOHO HOUSE & CO INC.
180 STRAND
GREATER LONDON WC2R 1EA
UNITED KINGDOM

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHCO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47678-P07947 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOHO HOUSE & CO INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Class I Nominees:	**For**	**Withhold**
1a. Alice Delahunt	☐	☐
1b. Dasha Zhukova	☐	☐
1c. Nicole Avant	☐	☐
Class III Nominees:		
1d. Joe Hage	☐	☐
1e. Eric Deardorff	☐	☐
1f. Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	☐	☐
1g. Andrew Sasson	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	**Against**	**Abstain**
2. To ratify the appointment of BDO LLP as the independent registered public accounting firm of the company for the fiscal year ending December 29, 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V47679-P07947

SOHO HOUSE & CO INC.
Annual Meeting of Stockholders
June 20, 2024 11:00 AM Eastern Time (4:00 PM British Summer Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew Carnie and Ben Nwaeke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Soho House & Co Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via a live webcast at www.virtualshareholdermeeting.com/SHCO2024 on June 20, 2024, at 11:00 AM Eastern Time (4:00 PM British Summer Time), and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side